Exhibit 4.1

SECURITIES PURCHASE AGREEMENT

        This Securities Purchase Agreement (this “Agreement”) is dated as of December 2, 2003, among Valentis, Inc., a Delaware corporation (the “Company”), and the purchasers identified on the signature pages hereto (each, a “Purchaser” and collectively, the “Purchasers”).

        WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act (as defined below) and Rule 506 promulgated thereunder, the Company desires to issue and sell to the Purchasers, and the Purchasers, severally and not jointly, desire to purchase from the Company certain securities of the Company, as more fully described in this Agreement.

        NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Purchasers agree as follows:

ARTICLE I.
DEFINITIONS

        1.1    Definitions.    In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.1:

        “Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

        “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144.

        “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

        “Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

        “Closing” means the closing of the purchase and sale of the Securities pursuant to Article II.

        “Closing Date” means the Business Day immediately following the date on which all the conditions set forth in Sections 5.1 and 5.2 hereof are satisfied.

        “Commission” means the Securities and Exchange Commission.

        “Common Stock” means the common stock of the Company, $.001 par value per share, and any securities into which such common stock may hereafter be reclassified.

        “Common Stock Equivalents” means any securities of the Company or any Subsidiary which entitle the holder thereof to acquire Common Stock at any time, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock or other securities that entitle the holder to receive, directly or indirectly, Common Stock.

        “Disclosure Materials” has the meaning set forth in Section 3.1(h).

        “Effective Date” means the date that the Registration Statement required by Section 2(a) of the Registration Rights Agreement is first declared effective by the Commission.

        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

        “Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, provided, that the term Guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

        “Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (j) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.

        “Investment Amount” means, with respect to each Purchaser, the investment amount indicated below such Purchaser’s name on the signature page of this Agreement.

        “Lien” means any lien, charge, encumbrance, security interest, right of first refusal or other restrictions of any kind.

        “Per Unit Purchase Price” equals $2.05 (subject to equitable adjustment for stock splits, recombinations and similar events).

        “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

        “Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

        “Purchaser Percentage” means, with respect to a Purchaser, the percentage equal to the product of (x) a fraction, the numerator of which shall be the Investment Amount paid by such Purchaser on the Closing Date and the denominator of which shall be the aggregate Investment Amount paid by all Purchasers on the Closing Date times (y) 100.

        “Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale by the Purchasers of the Registrable Securities (as defined in the Registration Rights Agreement).

        “Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of this Agreement, among the Company and the Purchasers, in the form of Exhibit B.

        “Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

        “Securities” means the Shares, the Warrants and the Warrant Shares.

        “Securities Act” means the Securities Act of 1933, as amended.

        “Shares” means the shares of Common Stock issued or issuable to the Purchasers at the Closing.

        “Strategic Transaction” means a transaction or relationship in which the Company issues shares of Common Stock or Common Stock Equivalents to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives material benefits in addition to the investment of or lending of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to a Person whose primary business is investing in securities.

        “Subsidiary” means any subsidiary of the Company that is required to be listed in Schedule 3.1(a).

        “Trading Day” means (i) a day on which the Common Stock is traded on a Trading Market, or (ii) if the Common Stock is not listed on a Trading Market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board or the National Quotation Bureau Incorporated, or (iii) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

        “Trading Market” means whichever of the New York Stock Exchange, the American Stock Exchange, the NASDAQ National Market or the NASDAQ SmallCap Market, on which the Common Stock is listed or quoted for trading on the date in question.

        “Transaction Documents” means this Agreement, the Warrants, the Registration Rights Agreement, and any other documents or agreements executed in connection with the transactions contemplated hereunder.

        “Warrants” means the Common Stock purchase warrants in the form of Exhibit A, which are issuable to the Purchasers at the Closing.

        “Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

ARTICLE II.
PURCHASE AND SALE

        2.1    Closing.    Subject to the terms and conditions set forth in this Agreement, at the Closing the Company shall issue and sell to each Purchaser, and each Purchaser shall, severally and not jointly, purchase from the Company, the Shares and the Warrants representing such Purchaser’s Investment

Amount. The Closing shall take place at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, New York, NY 10104 on the Closing Date or at such other location or time as the parties may agree.

2.2    Closing Deliveries.    (a) At the Closing, the Company shall deliver or cause to be delivered to each Purchaser the following:

          (i)  a certificate evidencing a number of Shares equal to such Purchaser’s Investment Amount divided by the Per Unit Purchase Price, registered in the name of such Purchaser;

         (ii)  a Warrant, registered in the name of such Purchaser, pursuant to which such Purchaser shall have the right to acquire the number of shares of Common Stock equal to 40% of the number of Shares issuable to such Purchaser in accordance with Section 2.2(a)(i);

        (iii)  the legal opinion of Latham & Watkins LLP, counsel to the Company, in agreed form, addressed to the Purchasers;

        (iv)  a certificate from a duly authorized officer certifying on behalf of the Company that each of the conditions set forth in Section 5.1 has been satisfied; and

         (v)  the Registration Rights Agreement duly executed by the Company.

        (b)   At the Closing, each Purchaser shall deliver or cause to be delivered to the Company the following:

          (i)  such Purchaser’s Investment Amount, in United States dollars and in immediately available funds, by wire transfer to an account designated in writing by the Company for such purpose; and

         (ii)  the Registration Rights Agreement duly executed by such Purchaser.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.1    Representations and Warranties of the Company.    The Company hereby makes the following representations and warranties to each Purchaser:

        (a)    Subsidiaries.    The Company has no direct or indirect Subsidiaries other than those listed in Schedule 3.1(a). Except as disclosed in Schedule 3.1(a), the Company owns, directly or indirectly, all of the capital stock of each Subsidiary free and clear of any and all Liens, and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights.

        (b)    Organization and Qualification.    Each of the Company and each Subsidiary is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and each Subsidiary is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, have or reasonably be expected to result in (i) an adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material and adverse effect on the results of operations, assets, prospects, business or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) an adverse impairment to the Company’s ability to perform on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”).

        (c)    Authorization; Enforcement.    Subject to the Company obtaining the vote of its stockholders in favor of the Proposal (as defined in Section 4.10), the Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company and no further corporate action is required by the Company in connection therewith. Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        (d)    No Conflicts.    The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

        (e)    Filings, Consents and Approvals.    The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than: (i) the filing with the Commission of one or more Registration Statements in accordance with the requirements Registration Rights Agreement, (ii) the filings required by state securities laws, (iii) the filings required in accordance with Sections 4.5 and 4.13, (iv) the Company obtaining the consent of its stockholders in favor of the Proposal pursuant to Section 4.11, and (v) those that have been made or obtained prior to the date of this Agreement.

        (f)    Issuance of the Securities.    On the Closing Date, the Securities shall have been duly authorized and, when issued and paid for in accordance with the Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens. On or before the Closing Date, the Company shall have reserved from its duly authorized capital stock the maximum number of shares of Common Stock issuable pursuant to this Agreement and the Warrants in order to issue the Shares and the Warrant Shares.

        (g)    Capitalization.    The number of shares and type of all authorized, issued and outstanding capital stock of the Company as of September 30, 2003 is as described in the Company’s Quarterly Report on Form 10-Q for the Quarter ended September 30, 2003. Except as set forth in Schedule 3.1(g), no securities of the Company are entitled to preemptive or similar rights, and no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as a result of the purchase and sale of the Securities and except as disclosed in Schedule 3.1(g), there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. Except under the Transaction Documents or as set forth in Schedule 3.1(g), the issue and sale of the Securities will not, immediately or with the passage of time, obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchasers) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities.

        (h)    SEC Reports; Financial Statements.    The Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (or such shorter period as the Company was required by law to file such reports) (the foregoing materials including all exhibits and schedules thereto, being collectively referred to herein as the “SEC Reports” and, together with the Schedules to this Agreement, the “Disclosure Materials”) on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments or as otherwise disclosed in the SEC Reports.

        (i)    [RESERVED]

        (j)    Material Changes.    Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had or is reasonably likely to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting or the identity of its auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option or stock purchase plans. Except as specified in the SEC Reports, the Company does not have pending before the Commission any request for confidential treatment of information.

        (k)    Litigation.    Except as disclosed in the SEC Reports, there is no Action which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

        (l)    Labor Relations.    No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company.

        (m)    Compliance.    Neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment, labor matters and gaming matters, except in each case as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. The Company is in compliance with the applicable requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder promulgated by the Commission, except where such noncompliance could not have or reasonably be expected to result in a Material Adverse Effect.

        (n)    Regulatory Permits.    The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

        (o)    Title to Assets.    The Company and the Subsidiaries have good and marketable title in all personal property owned by them that is material to their respective businesses, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and, to the Company’s knowledge, enforceable leases of which the Company and the Subsidiaries are in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

        (p)    Patents and Trademarks.    The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that are necessary or material for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have could, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Except as set forth in the SEC Reports, neither the Company nor any Subsidiary has received a written notice that the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the rights of any Person. Except as set forth in the SEC Reports, to the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.

        (q)    Insurance.    The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. The Company does not believe that it will be unable to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a material increase in cost.

        (r)    Transactions With Affiliates and Employees.    Except as set forth in the SEC Reports or on Schedule 3.1(r), none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

        (s)    Internal Accounting Controls.    The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        (t)    Solvency.    Based on the financial condition of the Company as of the Closing Date (and assuming that the Closing shall have occurred), (i) the Company’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof; and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

        (u)    Certain Fees.    Except for dealings with the Placement Agent (defined below), no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. The Purchasers shall have no obligation with respect to any fees or with respect to any claims (other than such fees or commissions owed by a Purchaser pursuant to written agreements executed by such Purchaser which fees or commissions shall be the sole responsibility of such Purchaser) made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement.

        (v)    Certain Registration Matters.    Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2(b)-(e), no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchasers under the Transaction Documents. The Company is eligible to register the resale of its Common Stock for resale by the Purchasers under Form S-3 promulgated under the Securities Act. Except as described in the SEC Reports the Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the Commission or any other governmental authority that have not been satisfied.

        (w)    Listing and Maintenance Requirements.    Except as specified in the SEC Reports, the Company has not, in the two years preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted for trading to the effect that the Company is not in compliance with the listing or maintenance requirements thereof. Except as specified in the SEC Reports, the Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Common Stock on the NASDAQ Stock, Market. Subject to the Company obtaining the vote of its stockholders in favor of the Proposal the issuance and sale of the Securities under the Transaction Documents does not contravene the rules and regulations of the Trading Market on which the Common Stock is currently listed or quoted, and no further approval of the shareholders of the Company thereunder is required for the Company to issue and deliver to the Purchasers the maximum number of Securities contemplated by Transaction Documents, including such as may be required pursuant to Nasdaq Rule Filing SR-NASD-2003-40 (March 14, 2003) concerning shareholder approval requirements when officers and directors participate in discounted private placements.

        (x)    Investment Company.    The Company is not, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

        (y)    Application of Takeover Protections.    The Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Certificate of Incorporation (or similar charter documents) or the laws of its state of incorporation that is or could reasonably be expected to become applicable to the Purchasers as a result of the Purchasers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation the Company’s issuance of the Securities and the Purchasers’ ownership of the Securities.

        (z)    No Additional Agreements.    The Company does not have any agreement or understanding with any Purchaser with respect to the transactions contemplated by the Transaction Documents other than as specified in this Agreement.

        (aa)    Disclosure.    The Company confirms that neither it, nor to its knowledge, any other Person acting on its behalf has provided any of the Purchasers or their agents or counsel with any information that the Company believes constitutes material, non-public information. The Company understands and confirms that the Purchasers will rely on the foregoing representations and covenants in effecting transactions in securities of the Company. All disclosure provided to the Purchasers regarding the Company, its business and the transactions contemplated hereby, furnished by or on behalf of the Company (including the Company’s representations and warranties set forth in this Agreement) are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.2    Representations and Warranties of the Purchasers.    Each Purchaser hereby, for itself and for no other Purchaser, represents and warrants to the Company as follows:

        (a)    Organization; Authority.    Such Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the applicable Transaction Documents and otherwise to carry out its obligations thereunder. The execution, delivery and performance by such Purchaser of the transactions contemplated by this Agreement has been duly authorized by all necessary corporate or, if such Purchaser is not a corporation, such partnership, limited liability company or other applicable like action, on the part of such Purchaser. Each of this Agreement and the Registration Rights Agreement has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except as rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        (b)    Investment Intent.    Such Purchaser is acquiring the Securities as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Securities or any part thereof, without prejudice, however, to such Purchaser’s right, subject to the provisions of this Agreement and the Registration Rights Agreement, at all times to sell or otherwise dispose of all or any part of such Securities pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws. Subject to the immediately preceding sentence, nothing contained herein shall be deemed a representation or warranty by such Purchaser to hold the Securities for any period of time. Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business. Such Purchaser does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

        (c)    Purchaser Status.    At the time such Purchaser was offered the Securities, it was, and at the date hereof it is, and on each date on which it exercises the Warrants it will be, an “accredited investor” as defined in Rule 501(a) under the Securities Act. Such Purchaser is not a registered broker-dealer under Section 15 of the Exchange Act.

        (d)    Experience of such Purchaser.    Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

        (e)    General Solicitation.    No Securities were offered or sold to such Purchaser by means of any form of general solicitation or general advertising, and in connection therewith such Purchaser did not: (A) receive or review any advertisement, article, notice or other communication published in a newspaper or magazine or similar media or broadcast over television or radio whether closed circuit, or generally available; or (B) attend any seminar meeting or industry investor conference whose attendees were invited by any general solicitation or general advertising.

        (f)    Access to Information.    Such Purchaser acknowledges that it has reviewed the Disclosure Materials and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and the Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such inquiries nor any other investigation conducted by or on behalf of such Purchaser or its representatives or counsel shall modify, amend or affect such Purchaser’s right to rely on the truth, accuracy and completeness of the Disclosure Materials and the Company’s representations and warranties contained in the Transaction Documents.

        (g)    Reliance.    Such Purchaser understands and acknowledges that: (i) the Securities are being offered and sold to it without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act and (ii) the availability of such exemption depends in part on, and the Company will rely upon the accuracy and truthfulness of, the foregoing representations and such Purchaser hereby consents to such reliance.

        (h)    Residency.    Such Purchaser is a resident of the jurisdiction set forth immediately below such Purchaser’s name on the signature pages hereto.

        (i)    Certain Trading Activities.    Such Purchaser has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with such Purchaser, engaged in any transactions in any securities of the Company (including, without limitations, any Short Sales (defined below) involving the Company’s securities) during the 30 Trading Days immediately preceding the date hereof. For purposes of this Section, “Short Sales” include, without limitation, all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers having the effect of hedging the securities or investment made under this Agreement.

        (j)    Acknowledgements Regarding Placement Agent.    The Purchaser acknowledges that Wells Fargo Securities, LLC (the “Placement Agent”) is acting as the Company’s placement agent for the sale of the securities being offered hereby and will be compensated solely by the Company for action in such capacity.

The Company acknowledges and agrees that each Purchaser does not make or has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.2.

ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES

4.1   (a) Securities may only be disposed of pursuant to an effective registration statement under the Securities Act, to the Company or pursuant to an available exemption from or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with any applicable state securities laws. In connection with any transfer of the Securities other than pursuant to an effective registration statement, to the Company, to an Affiliate of a Purchaser or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act.

        (b)   Certificates evidencing the Securities will contain the following legend, so long as is required by this Section 4.1(b) or Section 4.1(c):

[NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES HAVE BEEN REGISTERED] [THESE SECURITIES HAVE NOT BEEN REGISTERED]WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. [THESE SECURITIES AND THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES] [THESE SECURITIES] MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

        The Company acknowledges and agrees that a Purchaser may from time to time pledge, and/or grant a security interest in some or all of the Securities, in accordance with applicable securities laws, pursuant to a bona fide margin agreement in connection with a bona fide margin account and, if required under the terms of such agreement or account, such Purchaser may transfer pledged or secured Securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval or consent of the Company and no legal opinion of legal counsel to the pledgee, secured party or pledgor shall be required in connection with the pledge, but such legal opinion may be required in connection with a subsequent transfer following default by the Purchaser transferee of the pledge. No notice shall be required of such pledge. At the appropriate Purchaser’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities including the preparation and filing of any required prospectus supplement under Rule 424(b)(3) of the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of Selling Stockholders thereunder.

        (c)   Certificates evidencing the Shares and Warrant Shares shall not contain any legend (including the legend set forth in Section 4.1(b)): (i) while a registration statement (including the Registration Statement) covering the resale of such Shares and Warrant Shares is effective under the Securities Act, or (ii) following any sale of such Shares or Warrant Shares pursuant to Rule 144, or (iii) while such Shares or Warrant Shares are eligible for sale under Rule 144(k), or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff of the Commission). The Company shall cause its counsel to issue any legal opinion or instruction required by the Company’s transfer agent to comply with the requirements set forth in this Section. Following the Effective Date or at such earlier time as a legend is no longer required for the Shares and Warrant Shares under this Section 4.1(c), the Company will, no later than three Trading Days following the delivery by a Purchaser to the Company or the Company’s transfer agent of a certificate representing Shares or Warrant Shares containing a restrictive legend, deliver or cause to be delivered to such Purchaser a certificate representing such Shares or Warrant Shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section except as it may reasonably determine are necessary or appropriate to comply or to ensure compliance with those applicable laws that are enacted or modified after the Closing.

        4.2    Furnishing of Information.    As long as any Purchaser owns the Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. Upon the request of any such Person, the Company shall deliver to such Person a written certification of a duly authorized officer as to whether it has complied with the preceding sentence. As long as any Purchaser owns Securities, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Purchasers and make publicly available in accordance with Rule 144(c) such information as is required for the Purchasers to sell the Shares and Warrant Shares under Rule 144. The Company further covenants that it will take such further action as any holder of Securities may reasonably request, all to the extent required from time to time to enable such Person to sell such Shares and Warrant Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

        4.3    Integration.    The Company shall not, and shall use its best efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchasers, or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market.

        4.4    Subsequent Registrations.    Other than pursuant to the Registration Statement, prior to the Effective Date, the Company may not file any registration statement (other than on Form S-8) with the Commission with respect to any securities of the Company.

        4.5    Securities Laws Disclosure; Publicity.    By 8:30 a.m. (New York City time) on the Closing Date, the Company shall issue a press release reasonably acceptable to the Purchasers disclosing the transactions contemplated hereby and file a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby. In addition, the Company will make such other filings and notices in the manner and time required by the Commission and the Trading Market on which the Common Stock is listed. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission (other than the Registration Statement and any exhibits to filings made in respect of this transaction in accordance with periodic filing requirements under the Exchange Act) or any regulatory agency or Trading Market, without the prior written consent of such Purchaser, except to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Purchasers with prior notice of such disclosure.

        4.6    Limitations on Issuance of Future Priced Securities and Securities.    During the six months following the Closing Date, the Company shall not issue any “Future Priced Securities” as such term is described by NASD IM-4350-1, other than issuances to the Purchasers pursuant to the Transaction Documents. Absent prior approval of the Purchasers holding no less than 2/3 of the outstanding Shares (or, if prior to the Closing Date, agreeing to purchase such Shares), during the period between the date hereof and the third month anniversary of the Closing Date, the Company shall not offer, sell, issue, grant any option to purchase, or otherwise dispose of Common Stock or Common Stock Equivalents, other than: (i) the issuance of the Securities, (ii) the issuance of securities upon the exercise or conversion of any Common Stock or Common Stock Equivalents issued by the Company prior to the date hereof (but will apply to any amendments, modifications and reissuances thereof), (iii) the grant of options or warrants, or the issuance of additional securities, under any duly authorized Company stock option, restricted stock plan or stock purchase plan whether now existing or approved by the Company and its stockholders in the future (but not as to any amendments or other modifications to the number of Common Stock issuable thereunder, the terms set forth therein, or the exercise price set forth therein, unless such amendments or other modifications are approved by the Company’s stockholders), or (iv) the issuance of securities pursuant to one or more Strategic Transactions.

        4.7    Indemnification of Purchasers.    In addition to the indemnity provided in the Registration Rights Agreement, the Company will indemnify and hold the Purchasers and their directors, officers, shareholders, partners, employees and agents (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation (collectively, “Losses”) that any such Purchaser Party may suffer or incur as a result of or relating to any misrepresentation, breach or inaccuracy of any representation, warranty, covenant or agreement made by the Company in any Transaction Document. In addition to the indemnity contained herein, the Company will reimburse each Purchaser Party for its reasonable legal and other expenses (including the cost of any investigation, preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred.

        4.8    Non-Public Information.    The Company covenants and agrees that neither it nor any other Person acting on its behalf will provide any Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Purchaser shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that each Purchaser shall be relying on the foregoing representations in effecting transactions in securities of the Company.

        4.9    Use of Proceeds.    The Company shall use the net proceeds from the sale of the Securities hereunder for working capital purposes and not for the satisfaction of any portion of the Company’s debt (other than payment of trade payables and accrued expenses in the ordinary course of the Company’s business and prior practices), to redeem any capital stock of the Company or to settle any outstanding Action.

        4.10    Stockholders Meeting.

        (a)   Promptly following the date of this Agreement, the Company shall take all action necessary to call a meeting of its stockholders (the “Stockholders Meeting”) for the purpose of seeking approval of the Company’s stockholders for the issuance to the Purchasers of the Securities pursuant to the terms of the Transaction Documents (the “Proposal”). In connection therewith, the Company will promptly prepare and file with the Commission proxy materials (including a proxy statement and form of proxy) for use at the Stockholders Meeting and, after receiving and promptly responding to any comments of the SEC thereon, shall promptly mail such proxy materials to the stockholders of the Company. The Company will comply with Section 14(a) of the 1934 Act and the rules promulgated thereunder in relation to any proxy statement (as amended or supplemented, the “Proxy Statement”) and any form of proxy to be sent to the stockholders of the Company in connection with the Stockholders Meeting, and the Proxy Statement shall not, on the date of the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or the Stockholders Meeting which has become false or misleading.

        (b)   The Company’s Board of Directors shall recommend to the Company’s stockholders (and not revoke or amend such recommendation) that the stockholders vote in favor of and approve the Proposal no later than January 31, 2004 and shall cause the Company to use its best efforts (including, without limitation, the hiring of a proxy solicitation firm of nationally recognized standing) to solicit the approval of the stockholders for the Proposal. The Company is required to, and will take, in accordance with applicable law and its Certificate of Incorporation and Bylaws, all action necessary to convene the Stockholders Meeting along the timeframe indicated herein to consider and vote upon the approval of the Proposal.

        4.11    Additional Shares.    If, prior to the first year anniversary of the Closing Date, the Company issues any shares of Common Stock or the Company or any subsidiary thereof issues any Common Stock Equivalents entitling any Person to acquire shares of Common Stock, at a price per share less than less than the average of the closing bid prices per share of Common Stock during the five (5) Trading Days immediately preceding such issuance (the “Threshold Price”) (if the holder of the Common Stock or Common Stock Equivalent so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights issued in connection with such issuance, be entitled to receive shares of Common Stock at a price less than the Threshold Price, such issuance shall be deemed to have occurred for less than the Threshold Price), then, in connection with each such issuance of Common Stock or Common Stock Equivalents for a purchase price that is less than the Threshold Price, the Company shall immediately issue additional shares of Common Stock (the “Additional Shares”) to each Purchaser for no additional consideration. The number of Additional Shares issuable to each Purchaser will equal: (a) the Per Unit Purchase Price (subject to equitable adjustment for stock splits, recombinations and similar events) minus the Threshold Price divided by (b) the Threshold Price, multiplied by (c) the number of Shares issued to such Purchaser at the Closing pursuant to Section 2.2(a)(i) of this Agreement. The Company shall notify the Purchasers in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalent subject to this section, indicating therein the applicable issuance price. The Additional Shares shall be entitled to the registration and rights set forth in the Registration Rights Agreement and any Additional Shares not registered for resale shall be afforded piggyback registration rights such that such Additional Shares may be included in any registration statement (other than other than on Form S-4 or Form S-8) filed by the Company. For purposes of this Agreement, the Additional Shares shall be included within the definition of “Shares.” Notwithstanding the foregoing, no issuances of Additional Shares will be made under this Section 4.11 as a result of: (i) the issuance of the Securities, (ii) the issuance of securities upon the exercise or conversion of any Common Stock or Common Stock Equivalents issued by the Company prior to the date hereof (but will apply to any amendments, modifications and reissuances thereof), (iii) the grant of options or warrants, or the issuance of additional securities, under any duly authorized Company stock option, restricted stock plan or stock purchase plan whether now existing or approved by the Company and its stockholders in the future (but not as to any amendments or other modifications to the number of Common Stock issuable thereunder, the terms set forth therein, or the exercise price set forth therein, unless such amendments or other modifications are approved by the Company’s stockholders), or (iv) pursuant to one or more Strategic Transactions.

        4.12    Indebtedness.    The Company covenants and agrees that as long as any Purchaser owns Securities, the Company shall not, and shall not permit its Subsidiaries to, without the prior written consent of the Purchaser or Purchasers holding no less than 67% of the then outstanding Securities, incur, create, assume, guarantee or suffer to exist, or become or remain liable, directly or indirectly, for or on account of any Indebtedness, except:

        (a)   Existing Indebtedness as set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended 2002 (including any extensions or renewals thereof, provided, there is no increase in the principal amount thereof or other significant change in the terms thereof);

        (b)   Other unsecured Indebtedness, including, without limitation, Capital Lease Obligations in an aggregate principal amount outstanding at any time not in excess of $500,000; and

        (c)   Incursion or payment of trade payables, licensing fees and bonds to secure work contracts, in each case, incurred or paid in the ordinary course of business.

        4.13    Listing of Securities.    The Company shall: (i) in the time and manner required by each Trading Market on which the Common Stock is listed, prepare and file with such Trading Market an additional shares listing application covering the Shares and Warrant Shares, (ii) take all steps necessary to cause such shares to be approved for listing on each Trading Market on which the Common Stock is listed as soon as possible thereafter, (iii) provide to each Purchaser evidence of such listing, and (iv) maintain the listing of such shares on each such Trading Market or another eligible securities market.

ARTICLE V.

        5.1    Conditions Precedent to the Obligations of the Purchasers to Purchase Securities on the Closing Date.    The obligation of each Purchaser to acquire Securities at the Closing is subject to the satisfaction or waiver by such Purchaser, at or before the Closing, of each of the following conditions:

        (a)    Representations and Warranties.    The representations and warranties of the Company contained herein shall be true and correct in all material respects as of the date when made and as of the Closing as though made on and as of such date and without any qualification to the Proposal;

        (b)    Performance.    The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing;

        (c)    No Injunction.    No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents;

        (d)    Adverse Changes.    Since the date of execution of this Agreement, no event or series of events shall have occurred that reasonably would be expected to have or result in a (i) an adverse effect on the legality, validity or enforceability of any Transaction Document, or (ii) a material and adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole (it being understood that this subclause shall not be triggered by any decrease in the market price of the Common Stock);

        (e)    No Suspensions of Trading in Common Stock; Listing.    Trading in the Common Stock shall not have been suspended by the Commission or any Trading Market (except for any suspensions of trading of not more than one Trading Day solely to permit dissemination of material information regarding the Company) at any time since the date of execution of this

Agreement, and the Common Stock shall have been at all times since such date listed for trading on a Trading Market;

        (f)    Stockholder Approval.    The Company’s stockholders shall have voted in favor of the Proposal; and

        (g)    Timing.    The Closing shall have occurred no later than February 5, 2004.

        5.2    Conditions Precedent to the Obligations of the Company to sell Securities on the Closing Date.    The obligation of the Company to sell Securities at the Closing is subject to the satisfaction or waiver by the Company, at or before the Closing, of each of the following conditions:

        (a)    Representations and Warranties.    The representations and warranties of each Purchaser contained herein shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made on and as of such date;

        (b)    Performance.    Each Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Purchaser at or prior to the Closing;

        (c)    Stockholder Approval.    The Company’s stockholders shall have voted in favor of the Proposal; and

        (d)    No Injunction.    No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

ARTICLE VI.
MISCELLANEOUS

        6.1    Fees and Expenses.    At the Closing, the Company shall pay to Bryan Cave LLP $25,000 in connection with the preparation of the Transaction Documents, it being understood that Bryan Cave LLP has not rendered any legal advice to the Company in connection with the transactions contemplated hereby and that the Company has relied for such matters on the advice of its own counsel. Except as specified in the immediately preceding sentence and in the Registration Rights Agreement, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of the Transaction Documents. The Company shall pay all stamp and other taxes and duties levied in connection with the sale of the Securities.

        6.2    Entire Agreement.    The Transaction Documents, together with the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

        6.3    Notices.    Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 6:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (c) the Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:	Valentis, Inc. 863A Mitten Road Burlingame, CA 94010 Attn: Benjamin F. McGraw III, Pharm. D.
With a copy to:	Patrick A. Pohlen Latham & Watkins LLP 135 Commonwealth Drive Menlo Park, CA 94025
If to a Purchaser:	To the address set forth under such Purchaser’s name on the signature pages hereof;

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

        6.4    Amendments; Waivers.    No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and Purchasers of no less than 85% of the Shares issued or issuable under this Agreement or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right. Notwithstanding the foregoing, upon written consent of Purchasers of no less than 67% of the Shares issued or issuable under this Agreement, the Company may agree to sell Securities under this Agreement to one or more additional purchasers (each, an “Additional Purchaser”). Each Additional Purchaser shall execute and deliver prior to the Closing a counterpart signature page to this Agreement and specify therein such additional purchaser’s Investment Amount, which shall not result in the aggregate Investment Amounts to be purchased by all Purchasers (including Additional Purchasers) to exceed $10,000,000. Upon execution of the counterpart signature page by such Additional Investor, each such purchaser shall be deemed a “Purchaser” for purposes of, and shall become a party to this Agreement, without the need for an amendment hereto.

        6.5    Construction.    The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.

        6.6    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchasers. Any Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Securities, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof that apply to the “Purchasers.”

        6.7    No Third-Party Beneficiaries.    This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.6.

        6.8    Governing Law.    All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective Affiliates, employees or agents) may be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of the any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such New York Court, or that such Proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If either party shall commence a Proceeding to enforce any provisions of a Transaction Document, then the prevailing party in such Proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

        6.9    Survival.    The representations, warranties, agreements and covenants contained herein shall survive the Closing and the delivery of the Shares and Warrants.

        6.10    Execution.    This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

        6.11    Severability.    If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

        6.12    Replacement of Securities.    If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities. If a replacement certificate or instrument evidencing any Securities is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

        6.13    Remedies.    In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

        6.14    Payment Set Aside.    To the extent that the Company makes a payment or payments to any Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

        6.15    Independent Nature of Purchasers’ Obligations and Rights.    The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. The decision of each Purchaser to purchase Securities pursuant to the Transaction Documents has been made by such Purchaser independently of any other Purchaser. Nothing contained herein or in any Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Document. Each Purchaser acknowledges that no other Purchaser has acted as agent for such Purchaser in connection with making its investment hereunder and that no Purchaser will be acting as agent of such Purchaser in connection with monitoring its investment in the Securities or enforcing its rights under the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

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